Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

DermTech, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report also refers to the adoption of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended.

/s/ KPMG LLP
San Diego, California
May 4, 2020